Exhibit 10.1

[NAME]

EMPLOYMENT AGREEMENT

KEY ENERGY SERVICES, LLC (the “Company”), a Texas limited liability company with its principal offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010, and                      (“Employee”) enter into this Employment Agreement (this “Agreement”) effective the      day of              201     (the “Commencement Date”) in order to outline the terms and conditions of Employee’s employment relationship with the Company during the term of this Agreement. Employee and the Company hereby agree as follows:

1. Employment; Term of Agreement. Employee agrees to devote his full time and best efforts to serve as                     , for the Company, having those duties and title specified from time to time by the Chief Executive Officer, Senior Officers or the Board of Directors (the “Board”) of Key Energy Services, Inc. (“Key”). This Agreement will continue until the close of business on             , 201_, unless earlier terminated in accordance with its terms, and shall be automatically renewed for successive one-year terms unless either Employee or the Company gives written notice to the other, no later than thirty (30) days prior to the expiration of the then-current term that such automatic extension shall not occur (“Notice of Non-Renewal”). Employee will, if elected, serve as an officer and/or director of the Company, its parent, subsidiaries or affiliates (collectively, the “Key Companies”) and perform all duties incident to such offices. This Agreement supersedes and replaces the Change of Control Agreement between Employee and the Company dated              201    .

2.    Salary; Bonus; Expenses. The Company will pay a salary to Employee at the annual rate of                      and NO/100 ($    ,000.00) (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s existing payroll practices, but no less frequently than monthly. Senior management of the Company will have discretion to review Employee’s compensation from time to time as it deems appropriate and may, in its sole discretion, increase Employee’s Base Salary. In addition, Employee shall be eligible to participate in incentive plans in effect from time to time for the Key Companies’ similarly-situated executives, key employees and other persons involved in the business of the Company and in the Key Companies’ stock-based incentive plans outstanding from time to time. Under the Key Companies’ annual incentive bonus plan and subject to the terms of the governing plan, Employee may be eligible to earn a discretionary cash bonus, with the amount of any such bonus in any given year to be determined by the senior management of the Company or the Board (or a committee thereof) in their sole discretion, based upon the level of achievement of goals mutually established by Employee and the senior management of the Company (subject to Board approval). Such bonus shall be paid to Employee no later than March 15 of the year following the year to which it applies, as a “short-term deferral” under Treas. Reg. 1.409A-1(b)(4). Employee will be reimbursed by the Company for reasonable travel, lodging, meals and other expenses incurred by Employee in connection with performing his services hereunder in accordance with the Key Companies’ policies as in effect from time to time.

3. Vacations; Benefits. Employee will be entitled to (i) not less than 20 vacation days per calendar year (prorated for any partial year of service), with no carryover to subsequent years, and (ii) participation in such other fringe benefits, including, without limitation, personal time off, group medical and dental, life, accident and disability insurance, retirement plans and supplemental

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and excess retirement benefits as the Company may provide from time to time for similarly-situated employees of the Company; provided, however, that during the term of this Agreement, Employee shall not be entitled to or eligible for severance under any other plan, program, policy, or agreement.

4. Termination and Severance. Employee’s employment is at-will and may be terminated by Employee or the Company for any reason at any time during the term of this Agreement, subject to the severance provisions below. Employee agrees that he has fully negotiated this Section 4 of his Agreement with the Company to provide for sufficient severance pay, as appropriate, upon termination of employment.

(a)	Termination of Employment by the Company for Cause; Termination of Employment by Employee other than for Good Reason or Within 10 Days of Company Providing Notice of Non-Renewal. In the event (i) Employee’s employment is terminated by the Company for Cause or (ii) Employee voluntarily terminates his employment for any reason other than (y) Good Reason following a Change in Control, as described below, or (z) within 10 days following Notice of Non-Renewal by the Company, the Company shall have no further obligations to Employee except that accrued but unpaid salary through Employee’s termination date and any expense reimbursements owed Employee through the date of termination. As used in this Agreement, the term “Cause” shall mean (1) the willful and continued failure by Employee to substantially perform Employee’s duties hereunder (other than any such willful or continued failure resulting from Employee’s incapacity due to Employee’s Disability (defined below)), (2) repeated substandard work performance or repeated unreliability that has not been cured to the Company’s satisfaction after notice of the same as has been provided to Employee; (3) serious workplace misconduct, (4) Employee’s engagement in misconduct that Employee knows or should know reasonably could be injurious to any of the Key Companies, monetarily or otherwise (including injurious to the reputation of such Company); (5) Employee’s conviction of a felony by a court of competent jurisdiction or a plea of no contest to a felony charge, (6) fraud or other material dishonesty against any of the Key Companies, (7) the breach of any of the provisions hereof, or (8) the violation by Employee of any of the Key Companies’ policies, rules or guidelines as in effect from time to time, including without limitation, the Code of Business Conduct, securities trading policy or anti-trust policy.

(b)

Involuntary Termination of Employment Because of Death, Disability, or other than for Cause. In the event Employee’s employment is involuntarily terminated during the term of the Agreement (i) by Employee’s death, (ii) due to Employee’s Disability (as defined below), or (iii) by the Company other than for Cause, Employee will be eligible to receive (x) a lump sum severance payment equal to Employee’s annual Base Salary, less applicable deductions and withholdings, on the thirtieth (30th) day following Employee’s termination, (y) continued coverage for Employee and his dependents under the Company’s medical and dental benefit plans for 12 months at a cost to Employee equal to the cost of such coverage for similarly-

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situated employees of the Company, which continued coverage shall immediately end upon obtainment of new employment and coverage under a similar welfare benefit plan (with the obligation to promptly report such new coverage to the Company) and (z) accelerated vesting and immediate exercisability of all outstanding equity awards previously granted to Employee, with the vesting of equity awards that are based in whole or in part on performance being determined by the Board (or a committee thereof) in compliance with Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. Employee shall not be eligible to receive the severance payment, the continued coverage or the accelerated vesting unless and until he (or in the event of Employee’s death, his estate) executes and returns on a timely basis, without revoking, a release of claims in a form acceptable to the Company. As used in this Agreement, the term “Disability” means Employee’s inability, with or without reasonable accommodation, to perform Employee’s obligations and duties hereunder by reason of physical or mental illness or injury for a period of 120 days.

(c) Notice of Non-Renewal by Company. In the event the Company provides Employee with Notice of Non-Renewal of the Agreement at the end of the then-current term and the Company (i) terminates Employee’s employment at the end of the then-current term or (ii) does not terminate Employee’s employment at the expiration of the then-current term, but Employee provides the Company with notice of resignation within ten business days from Employee’s receipt of such Notice of Non-Renewal, Employee will be eligible to receive (x) a lump sum payment equal to Employee’s annual Base Salary at the time of termination of employment, less applicable deductions and withholdings, on the thirtieth (30th) day following termination of the Agreement, (y) continued coverage for Employee and his dependents under the Company’s medical and dental benefit plans for 12 months at a cost to Employee equal to the cost of such coverage for similarly-situated employees of the Company, which continued coverage shall immediately end upon obtainment of new employment and coverage under a similar welfare benefit plan (with the obligation to promptly report such new coverage to the Company) and (z) accelerated vesting and immediate exercisability of all outstanding equity awards previously granted to Employee, with the vesting of equity awards that are based in whole or in part on performance being determined by the Board (or a committee thereof) in compliance with Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. Employee shall not be eligible to receive the severance payment, the continued coverage or the accelerated vesting unless and until he (or in the event of Employee’s death, his estate) executes and returns on a timely basis, without revoking, a release of claims in a form acceptable to the Company.

(d)	Involuntary Termination following a Change of Control. If, within one year following a Change of Control (as defined in Exhibit A) of Key, Employee resigns with Good Reason, as that term is defined below, then Employee will be entitled to receive the payments and benefits set forth in Section 4(b) above.

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“Good Reason” shall mean the occurrence of one or more of any of the following without Employee’s consent within one year of the effective date of a Change in Control:

(1) A material diminution in Employee’s base compensation, authority, duties or responsibilities from those in effect immediately prior to the date a Change in Control occurs;

(2) The requirement that Employee primarily perform services under this Agreement from a location that is thirty (30) miles or greater from the location at which Employee was required to primarily perform services immediately prior to the date a Change in Control occurs; or

(3) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

Good Reason shall only be found to exist where (x) Employee provided written notice to Company of the existence of one of the above conditions within 90 days of the initial existence of such condition, (y) the Company was provided 30 days from the date of Employee’s notice to remedy that condition (the “Cure Period”), and (z) the condition was not remedied by the Company during the Cure Period.

(e)	Special Rules Pertaining to Termination. For purposes of this Agreement, Employee’s employment will not be considered to have terminated unless, as a result of a termination, Employee has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) with the “Key Energy Controlled Group.” The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-1(g)) as the result of the application of Treas. Reg. § 1.409A-1(h)(3).

5. Protection of Confidential Information. During Employee’s employment relationship with the Company, the Company has provided and will continue to provide access to information that is among its increasing body of trade secrets, engineering data, proprietary data, intellectual property, customer data, or other confidential information of the Key Companies, which will be necessary for Employee to perform his duties and responsibilities to the Company. Employee’s position is a position of trust and confidence that involves working with the Key Companies’ Confidential Information and developing additional Confidential Information for use by the Key Companies. The Company has disclosed and will continue to disclose or grant access to Confidential Information to Employee after Employee’s execution and delivery of this Agreement, in which Employee agrees to protect Confidential Information and in which Employee acknowledges the terms of which are no more restrictive than necessary to protect the Key Companies’ legitimate business interests, including Confidential Information and goodwill.

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(a)	Non-disclosure Obligation. During the period of Employee’s employment and forever thereafter, Employee will not, without the express written consent of the Chief Executive Officer or the General Counsel or Chief Legal Officer of Key, directly or indirectly communicate or divulge to, or make available to, or use for Employee’s own benefit or for the benefit of any competitor or any other person or entity, any Confidential Information, except to the extent that disclosure is required (i) at the Company’s direction or (ii) by a court or other governmental agency of competent jurisdiction.

(b)	Confidential Information Defined. “Confidential Information” refers to any item of information, or a compilation of information, in any form (tangible or intangible), related to the Key Companies’ business that the Key Companies have not made public or authorized public disclosure of, and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Key Companies), ideas, discoveries, designs, inventions, improvements, trade secrets, engineering data, proprietary data, intellectual property, customer data, technology, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Key Companies’ expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Key Companies, as well as any and all information regarding the Key Companies other than information disclosed in public filings under the Securities Exchange Act of 1934, as amended. Confidential Information shall not include information that is publicly available, unless such information became publicly available by reason of a breach of this Agreement by Employee.

(c)

Steps to Protect Information. At all times, Employee agrees to use all reasonable and available methods to prevent the unauthorized use or disclosure of Confidential Information. Depending upon the circumstances, available methods may include but are not limited to: marking information “Confidential,” sharing information with authorized persons only on a need-to-know basis, maintaining the integrity of password protected computer systems, and otherwise storing information in a manner that prevents unauthorized access. Employee shall maintain at his work station and/or any other place under his control only such Confidential Information as he has a current “need to know” in the furtherance of the Key Companies’ business. Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Employee shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Key Companies for reproduction. Employee shall not store electronic data of the Key Companies, including but not limited to Confidential Information, on any electronic storage

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device that is not owned by the Company without prior consent of the Company. If Employee does store electronic data on an electronic storage device that is not owned by the Company, with or without consent of the Company, Employee hereby agrees to surrender within three (3) business days following demand by the Company any and all such electronic storage devices to the Company for inspection, data retrieval, and data removal.

(d)	Return of Confidential Information. Employee agrees that all Confidential Information received by Employee during Employee’s employment with the Company is, and shall be, the property of the Company exclusively. Employee agrees to immediately return to the Company (or, with the Company’s permission, destroy) all of the material mentioned above, including memoranda or notes taken by Employee and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company. No copies will be made by Employee, or retained by Employee, of any such Confidential Information, whether or not developed by Employee.

(e)	Third Party Information. Employee acknowledges that the Company may receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, during the period of employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with the Company’s agreements with such third parties.

6. Intellectual Property; Assignment of Work Product. Employee shall assign and does hereby assign to the Key Companies, the entire right, title and interest (including, but not limited to, rights to prepare derivative works, adaptations and modifications) for the entire world in and to all work performed, writings, formulas, designs, models, drawings, recordings, photographs, design inventions and other inventions whether or not patentable, patents, copyrights, trade secrets, any other intellectual property rights, products, technology, and other proprietary rights made, conceived or reduced to practice or authorized by the Key Companies, either solely or jointly with others pursuant to or in connection with services rendered under this Agreement or with use of information, materials or facilities of the Key Companies received or used by Employee during the term of this Agreement. Employee agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of the Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of securing to the Company, or its nominees, patent, trademark or copyright protection throughout the world upon all such writings, formulas, designs, models, drawings, recordings, photographs, and inventions, whether or not patentable, patents, copyrights, trade secrets, any other intellectual property rights, products, technology, and other proprietary rights, title to which the Company may acquire in accordance with the provisions of this clause. Employee shall not contest the validity of any invention, any copyright, any trademark, or any mask work registration owned by or vesting in the Key Companies under this Agreement.

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7. Consultation with Legal Counsel; Entire Agreement. Employee acknowledges and agrees that Employee has been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement. Both parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired. This Agreement (together with any equity agreements pursuant to which equity is granted to Employee) contains the entire agreement between Employee and the Company and may not be amended except by written agreement of Employee and a duly authorized representative of the Company. This Agreement supersedes any and all prior agreements and understandings between Employee and the Company regarding any and all aspects of his employment relationship with the Company and any of its affiliates, whether written or oral [, except those terms provided for in the Offer Letter dated             , 2017 that are not addressed herein]. To the extent there is any conflict between this Agreement and the Offer Letter, the terms of this Agreement shall control.

8. Withholding and Certain Tax Matters. Employee acknowledges and agrees that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings.

(a)	Interpretation of Agreement. To the full extent possible, the terms of this Agreement shall be construed and administered so that no amount is includable in Employee’s gross income under Code Sec. 409A, and those sections of the Agreement relating to timing of payments shall be effective as of the Commencement Date of this Agreement.

(b)	Payment Schedule. Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in Employee’s gross income under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a) (2) (B) of the Internal Revenue Code, then any such payments that Employee would otherwise be entitled to during the first six months following the date of Employee’s separation from service shall be accumulated and paid on the date that is six months after the date of Employee’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in Employee’s gross income under Section 409A of the Internal Revenue Code.

(c)

Tax Gross-up Payment. In the event that any amount arising from Section 4(d) of this Agreement is includable in Employee’s gross income under Code Sec. 409A as the result of the terms of this Agreement and/or the administration of those terms (the “Included Amount”), then the Company shall pay to Employee an amount equal to the 20% additional tax imposed under Code Sec. 409A on the Included Amount, together with any underpayment penalties and interest (the “Additional Tax”) resulting from the inclusion of the Included Amount. The Company also will pay Employee an additional amount necessary to “gross up” Employee for additional income taxes on the Additional Tax payment, on the earlier of (a) the

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thirtieth day following the date on which it is finally determined by a court or administrative agency that the Included Amount was includable, or (b) the last day of Employee’s taxable year following the taxable year in which Employee remitted the taxes due as the result of the application of Code Sec. 409A.

9. Governing Law. Any dispute concerning Employee’s employment or this Agreement will be governed and construed exclusively in accordance with the laws of Texas applicable to agreements made and performed entirely within such state, without giving effect to any choice or conflicts of laws principles, with venue of any dispute arising out of or related to this Agreement or to Employee’s employment exclusively found in Harris County, Texas.

10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, which in his case shall include his estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees.

11. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KEY ENERGY SERVICES, LLC

By:	/s/ Robert Drummond
ROBERT DRUMMOND
President and Chief Operating Officer

ACCEPTED AND AGREED:

[NAME] [Title]

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EXHIBIT A

Definition of Change of Control of Key Energy Services, Inc.

“Change of Control” shall mean:

a. the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, which results in: (A) the holders of the Company’s voting securities immediately prior to the Business Combination no longer holding at least 60% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”) or (y) if applicable, the parent company that directly or indirectly has beneficial ownership of at least 95% of the voting power and (B) Platinum Equity Advisors, LLC and its affiliates no longer holding the ability to elect, directly or indirectly, (x) a majority of the members and (y) members holding a majority of the voting power, in each case, of the board of directors of the parent (or, if there is no parent, the Surviving Entity); or

b. the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of Platinum Equity Advisors, LLC); or

c. the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not include any Chapter 11 proceeding except as otherwise provided in the joint prepackaged plan of reorganization of the Company and its debtor affiliates (the “Plan”) and any supplement to the Plan incorporated prior to confirmation of the Plan; and provided further, none of (1) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the any case filed for the Company or its debtor affiliates under Chapter 11 of the bankruptcy code, (2) the issuance of shares of common stock of the Company reorganized pursuant to the Plan (“Reorganized Key”), or (3) implementation or consummation of any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of any executory contract or other agreement (whether entered into before or after the date the Company files the Plan).

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